Exhibit 99.1

Press Release
 March 17, 2005

        6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Appoints Two to Board of Directors

FORT WAYNE, INDIANA, March 17, 2005– Steel Dynamics, Inc. (NASDAQ:STLD) today announced that its Board of Directors has increased the authorized number of directors from ten to eleven, that one of its existing directors has resigned due to ill health, and that the board has appointed two new directors to fill the resulting vacancies.

The board has appointed Dr. Frank D. Byrne, 52, of Madison, Wisconsin, and James C. Marcuccilli, 54, of Fort Wayne, Indiana, to serve as directors through the date of Steel Dynamics’ next annual meeting of stockholders, scheduled to take place in Fort Wayne on May 19, 2005. The company anticipates that the two new board members will stand for reelection by the company’s stockholders at its 2005 annual meeting.

With these appointments and the resignation due to ill health of James E. Kelley, 86, a current director, Steel Dynamics’ board of directors now stands at eleven members, of which seven members are independent directors.

President and CEO Keith Busse stated: “It is with great regret that we accept Jim Kelley’s resignation from the Steel Dynamics board. Jim has been a pillar of the business community for decades and has served SDI with distinction, as a member of both the board’s audit and compensation committees. We will miss his business acumen, insights, compassion and good humor, and we pray that Jim’s strength will quickly return. At the same time, we welcome our two new directors, whose backgrounds and varied business experience will provide our board valuable new perspectives.”

Dr. Frank Byrne is currently president of St. Marys Hospital Medical Center in Madison, Wisconsin. Previously, he served eight years as President and Medical Director of Parkview Hospital in Fort Wayne, Indiana. Prior to that, he practiced pulmonary and critical care medicine in Fort Wayne. He holds a B.S. degree from the University of Notre Dame, a medical degree from the State University of New York and a Masters in Medical Management from Carnegie Mellon University. He is currently a member of the board of directors of Lincare Holdings, Inc., a publicly traded medical equipment company, and serves on its audit committee.

James Marcuccilli has served as President and Chief Executive Officer of STAR Financial Bank, a regional bank based in Fort Wayne, Indiana, since 1997. Prior to that, he held numerous executive management positions at STAR Financial Bank. Mr. Marcuccilli serves as a director of STAR Financial Group, Inc., the holding company parent of STAR Financial Bank, as well as a director of STAR Financial Bank. Mr. Marcuccilli holds a B.S. degree in Business Administration with a finance major from the University of Notre Dame.

Contact: Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com